EX-FILING
FEES
Calculation of Filing Fee Table
424(b)(2)
1
(Form Type)
Kabushiki Kaisha Mitsubishi UFJ Financial Group
(Exact Name of Registrant as Specified in Its Charter)
Mitsubishi UFJ Financial Group, Inc.
(Translation of Registrant’s Name into English)
T
ABLE
1—N
EWLY
R
EGISTERED
AND
C
ARRY
F
ORWARD
S
ECURITIES

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	$1,000,000,000 4.592% Senior Callable Fixed-to-Fixed Reset Rate Notes due April 18, 2030	Rule 457(r)	$1,000,000,000	100.000%	$1,000,000,000	0.0001381	$138,100

Fees to Be Paid	Debt	$500,000,000 Senior Callable Floating Rate Notes due April 21, 2032	Rule 457(r)	$500,000,000	100.000%	$500,000,000	0.0001381	$69,050

Fees to Be Paid	Debt	$1,250,000,000 4.847% Senior Callable Fixed-to-Fixed Reset Rate Notes due April 21, 2032	Rule 457(r)	$1,250,000,000	100.000%	$1,250,000,000	0.0001381	$172,625

Fees to Be Paid	Debt	$1,500,000,000 5.325% Senior Callable Fixed-to-Fixed Reset Rate Notes due April 21, 2037	Rule 457(r)	$1,500,000,000	100.000%	$1,500,000,000	0.0001381	$207,150

Fees to Be Paid	Debt	$1,250,000,000 5.868% Senior Callable Fixed-to-Fixed Reset Rate Notes due April 21, 2047	Rule 457(r)	$1,250,000,000	100.000%	$1,250,000,000	0.0001381	$172,625

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$5,500,000,000		$759,550

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$759,550

1	Final prospectus supplement